ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SUMMIT BANK CORPORATION

1.

The name of the corporation (the "Corporation") is Summit Bank Corporation.

2.

Article Ten of the Articles of Incorporation of the Corporation is hereby amended so that clauses (ii), (iii), and (iv) of the first sentence thereof read as follows:

"(ii) acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii) liability under Section 14-2-832 of the Georgia Business Corporation Code; and

(iv) any transaction from which the director received an improper personal benefit."

3.

Article Ten of the Articles of Incorporation of the Corporation is hereby amended by adding the following sentence immediately before the final sentence of Article Ten:

"If at any time the Georgia Business Corporation Code shall have been amended to authorize the further limitation of the liability of directors, then the liability of each director of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Georgia Business Corporation Code, as amended, require further action by the shareholders."

4.

The amendments set forth in Articles 2 and 3 above were adopted by the Board of Directors of the Corporation on February 20, 1990.

5.

The amendments set forth in Articles 2 and 3 above were duly approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code and the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer this 23rd day of May 1991.

SUMMIT BANK CORPORATION

By: /s/ Thomas W. McNally Name: Thomas W. McNally

Title: Secretary/Executive Vice President

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF SUMMIT BANK CORPORATION

ONE

The name of the corporation is SUMMIT BANK CORPORATION.

TWO

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

THREE

The corporation shall have perpetual duration.

FOUR

The corporation is organized to engage in any lawful business not prohibited to corporations for profit under the laws of the State of Georgia. The corporation shall have all powers necessary to conduct such business and engage in any such activities, including but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

FIVE

The corporation shall have authority to be exercised by the Board of Directors to issue a total of 120,000,000 shares of all classes of stock, which shall consist of not more than 100,000,000 shares of common voting stock of $.01 par value (the "Common Stock"), and 20,000,000 shares of a special class of stock of no par value (the "Special Stock"), which shall be designated as the Board of Directors may determine, and which may be issued in series by the Board of Directors as hereinafter provided. Preferences, limitations, and relative rights with respect to the shares of each class of stock of the corporation shall be as hereinafter set forth.

(A) A holder of record of one or more shares of the Common Stock shall have one (1) vote on any matter submitted to a stockholder vote for each share of the Common Stock held. Holders of the Common Stock are entitled to the entire voting power, all dividends declared, and all assets of the corporation upon liquidation, subject to the rights of holders of the Special Stock to such voting power, dividends, and assets upon liquidation pursuant to paragraph B of this Article Five.

(B) The Special Stock may be divided into and issued from time to time in one or more series. All shares of the Special Stock shall be of equal rank and shall be identical, except with respect to the particulars which may be fixed by the Board of Directors as hereinafter provided pursuant to the authority which is hereby expressly vested in the Board of Directors; provided, however, that each share of a given series of the Special Stock shall be identical in all respects with the other shares of such series. Before any shares of the Special Stock of any particular series shall be issued, the Board of Directors shall fix and determine in the manner provided by law, the following particulars with respect to the shares of such series:

(i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors;

(ii) the dividend or rate of dividend payable with respect to shares of such series, the time of payment of any dividend, whether dividends shall be cumulative and, if so, the conditions under which and the date from which dividends shall be accumulated;

(iii) whether the shares of such series shall be redeemable and, if so, the time or times when, the price or prices at which, and the other terms and conditions under which the shares of such series shall be redeemable;

(iv) the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, which shall not be deemed to include the merger or consolidation of the corporation or a sale, lease or conveyance of all or part of the assets of the corporation;

(v) purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares of such series;

(vi) the rights, if any, of the holders of shares of such series to convert such shares into or exchange such shares for shares of the Common Stock or shares of any other series of the Special Stock and the terms and conditions of such conversion or exchange; and

(vii) whether or not the shares of such series shall have voting rights and the extent of such voting rights, if any.

SIX

No holder of shares of any class of capital stock of the corporation shall have the preemptive right to acquire unissued shares of any class of capital stock of the corporation, unless otherwise provided by the Board of Directors in connection with the establishment of any series of the Special Stock.

SEVEN

The corporation shall have the authority to make, from time to time, distributions of assets to the shareholders out of the capital surplus of the corporation, to the extent otherwise permitted by law.

EIGHT

The corporation shall have the authority to acquire for the corporation shares of its capital stock out of its unreserved and unrestricted earned surplus and capital surplus available therefor as otherwise provided by law.

NINE

The shareholders may take any action required to be taken at a meeting of the shareholders, or any action which may be taken at such a meeting, without a meeting, if written consent, setting forth the action to be taken, is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, provided that action by less than unanimous written consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting.

TEN

The personal liability of a director of the corporation to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director shall be limited to an amount not exceeding said director's compensation for services as a director during the twelve-month period immediately preceding such breach, except that a director's liability shall not be so limited for:

(i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

(ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

(iii) liability under Section 14-2-154 of the Georgia Business Corporation Code; and

(iv) any transaction from which the director derived an improper personal benefit.

For purposes of this Article Ten, a director's compensation for serving as a director shall not include amounts received as reimbursement for expenses, or for services as an officer, employee or agent.

ELEVEN

Notwithstanding any affirmative vote required by law, these Articles of Incorporation, or the Bylaws of this corporation, and except as otherwise provided herein, the following transactions shall require the affirmative vote ("Special Voting Requirement") of the holders of not less than sixty six and two thirds percent (66 2/3%) of the outstanding Common Stock of the corporation entitled to vote with respect to each such transaction:

  (a) The merger or consolidation of this corporation with any other corporation, partnership, trust, estate or association, if such other entity and its affiliates in the aggregate are directly or indirectly the beneficial owners of more than five percent (5%) of all outstanding shares of Common Stock of this corporation (such other entity being herein referred to as a "Related Entity");

  (b) The sale or exchange by this corporation of all or a substantial part of its assets to or with such Related Entity;

  (c) The issuance or delivery by this corporation of any stock or other securities issued by it in exchange or payment for any properties or assets of such Related Entity or securities issued by such Related Entity, or any merger of any affiliate of this corporation with or into such Related Entity or any of its affiliates; or

  (d) The dissolution of the Corporation.

Notwithstanding the foregoing, the Special Voting Requirement shall not apply to any such merger, consolidation, sale or exchange, issuance or delivery of stock or other securities, or dissolution which was approved by the affirmative vote of not less than eighty percent (80%) of the directors, nor shall it apply to any such transactions solely between this corporation and another entity fifty percent (50%) or more of the voting stock or voting equity interests of which is owned by this corporation. For purposes of this Article Eleven, an "affiliate" is any person (including a corporation, partnership, trust, estate, association or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and, in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. A "substantial part" of the corporation's assets for purposes of these Articles of Incorporation shall mean assets the book value of which constitute more than twenty percent (20%) of the book value, or the fair market value of which constitutes more than twenty percent (20%) of the fair market value, of the total assets of this corporation and its subsidiaries taken as a whole. The shareholder vote, if any, required for mergers, consolidations, sales or exchanges of assets, issuances of stock or other securities, or dissolution not expressly provided for in these Articles of Incorporation, shall be such as may be applicable law.

TWELVE

Any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the secretary of the corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the affirmative vote of eighty percent (80%) of the directors.

THIRTEEN

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of not less than sixty six and two thirds percent (66 2/3%) of the outstanding Common Stock of the corporation shall be required to remove any director or the entire board of directors of the corporation without cause.

FOURTEEN

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of this corporation, the terms of the members of the board of directors shall be staggered in the manner set forth in this Article Fourteen, in lieu of electing the whole number of directors annually. Commencing on the first annual meeting of the shareholders of this corporation, the directors shall be divided by the board into three classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after the election, and that of the third class shall expire at the end of the third annual meeting after their election. After each annual meeting after such classification the number of directors equal to the number of the class whose terms expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. The provisions of this Article Fourteen shall apply only when the board of directors consists of nine or more members; if the board consists of less than nine members, the term of each such member shall expire at the next annual meeting of the shareholders of the corporation.

FIFTEEN

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of not less than sixty six and two thirds percent (66 2/3%) of the outstanding Common Stock of the corporation shall be required to amend or repeal Articles Eleven, Twelve, Thirteen, Fourteen, and Fifteen of these Articles of Incorporation, or to adopt provisions inconsistent with such provisions, unless not less than eighty (80%) percent of the directors approve such amendment, in which case the voting requirements otherwise provided for by law shall apply.

SIXTEEN

If any provision or any part of any provision of these Articles of Incorporation is found to be not valid for any reason, said provisions shall be entirely severable from, and shall have no effect upon, the remaining provisions of these Articles of Incorporation.

These restated Articles of Incorporation supercede the Amended and Restated Articles of Incorporation filed with the Secretary of State of Georgia on August 4, 1987. In doing so, they merely restate the provisions of the Amended and Restated Articles of Incorporation filed on August 4, 1987 in certain respects but amend and change them in other respects, in particular (i) by changing the special voting requirements to approve certain corporate transactions, to remove directors without cause, and to amend certain provisions of the Articles of Incorporation; (ii) by deleting a provision which set forth certain factors for the directors of the corporation to consider when evaluating certain proposed transactions; and (iii) by renumbering the remaining articles, as appropriate.

The vote of the holders of the majority of the 100,000 shares of common stock issued and outstanding is required to adopt restated Articles of Incorporation which amend the previously filed restated Articles of Incorporation. These restated Articles of Incorporation were adopted by the unanimous written consent of the shareholders of the corporation as of October 1, 1987.

IN WITNESS WHEREOF, Summit Bank Corporation has caused these restated Articles of Incorporation to be executed and its corporate seal to be affixed, and has caused the foregoing to be attested, all by its duly authorized officers, as of this 2nd day of October, 1987.

SUMMIT BANK CORPORATION

By: /s/ G. Christopher Dalia

G. Christopher Dalia, President

(CORPORATE SEAL) ATTEST:

ATTEST:

/s/ Peter M. Cohen

Peter M. Cohen, Secretary